Exhibit23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234735 on Form S-3 and Registration Statement No. 333-230698 on Form S-8 of our report dated March 16, 2020, relating to the financial statements of LogicBio Therapeutics, Inc. appearing in this Annual Report on Form 10-K of LogicBio Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2020